Exhibit 99.1

Contact:	Company Contact:
Joseph Crivelli	Marc Sanders
Senior Vice President	Director of Marketing
Gregory FCA Communications	Royal Bank America
Office: 610-228-2100	Office: 610-668-4700
Cell: 610-299-6700	Cell: 484-802-1944
ROYAL BANCSHARES OF PENNSYLVANIA COMMENTS ON
CONSENT AGREEMENT WITH FDIC AND PENNSYLVANIA
DEPARTMENT OF BANKING
Narberth, PA—July 16, 2009—Royal Bank America (Royal), the primary banking subsidiary of Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA), today announced that it has agreed to voluntarily enter into a consent agreement with the Federal Deposit Insurance Corporation (FDIC) and the Pennsylvania Department of Banking. The consent agreement results from findings of a joint examination by the FDIC and the Pennsylvania Department of Banking. Royal believes it has already addressed many of the matters highlighted in the consent agreement, having taken proactive steps since the beginning of 2008 to manage credit quality and financial performance in light of deteriorating macroeconomic conditions.
In commenting on the consent agreement, Robert Tabas, Chairman and Chief Executive Officer, said, “We appreciate the input and direction from the FDIC and the Department of Banking. Our partnership with our regulators is a prescription for Royal’s continued health, and will make us an even stronger bank as the plan is executed. Despite the challenges of the recession and its impact on our real estate borrowers, Royal meets all regulatory requirements for a well-capitalized bank, including those outlined in the consent agreement. The agreement will not impact our ability to support our customers, as it pertains to a limited number of our activities and we have already initiated a strategic plan to mitigate the specific concerns expressed by the FDIC and the Department of Banking.”

Mr. Tabas continued, “Our balance sheet is sound, and we have over $130 million of liquidity, which we believe is sufficient to meet our financial obligations for the foreseeable future. Over the past 19 months, we have taken the hard action needed to enhance our management team and board reporting, increase oversight of troubled credits, strengthen our capital base and liquidity, and position the bank for long term growth and stability. We believe these actions will enable us to quickly comply with the terms outlined in the consent agreement. At the same time, we are actively supporting our local community, lending to small businesses that will be the cornerstone of the region’s economic recovery through our SpurTheEconomy.com initiative, which continues to generate new business traction.”
The consent agreement addresses the following areas:
Capital Maintenance
Royal must maintain a leverage ratio equal to or greater than 8 percent, and a total risk-based capital ratio equal to or greater than 12 percent. At March 31, 2009, the date of the bank’s most recent quarter end, leverage ratio was 10.27% and total risk-based capital ratio was 13.11%. The bank expects to exceed both of these ratio milestones when the quarterly results for the period ended June 30, 2009 are announced later this month.
Management and Board of Directors
The consent agreement makes specific recommendations regarding bank’s management team, as well as Board of Directors oversight. Royal believes it is already in compliance with these provisions, due to steps that have been taken since the beginning of 2008 to enhance management and Board of Directors resources. The bank replaced its former president and CEO in December, and divided responsibilities between two experienced banking executives. It also hired a new Chief Lending Officer, Chief Credit Officer, and

Chief Financial Officer; enhanced its financial staff and special assets team; and hired a new head of small business lending. In addition, a new director was elected in 2008 with an extensive background in accounting and finance, and the Board of Directors has taken several steps to enhance corporate governance, establishing a formal Corporate Governance and Nominating Committee.
Classified Assets
The consent agreement provides for Royal to reduce classified assets and restricts additional advances to classified borrowers. Since the beginning of 2008, the bank has enhanced staffing levels in its special assets division and proactively managed classified loans. The bank continues to carefully monitor its classified loans and work with borrowers to establish repayment plans. Since 2008, Royal has added $8 million to its loan loss reserves and written off approximately $16.8 million of troubled credits, while maintaining its leverage and risk-based capital ratios above the regulatory standards for a well-capitalized bank.
Other provisions
The consent agreement also addresses the bank’s budgeting and strategic planning process, use of brokered deposits as a funding source, payment of dividends, and payments by the bank to its holding company. Management believes it is already in compliance with most aspects of these provisions.
Robert Tabas concluded, “The recessionary economic environment has hurt all banks and financial institutions, and Royal was not immune. With our historic emphasis on real estate, the downturn in new and existing home sales and real estate values negatively impacted our loan portfolio. That said, we have redirected our efforts towards small business lending and believe that there is a significant opportunity for us to grow in this arena. The entire Royal team is committed to meeting all terms of the consent agreement as quickly as possible.”
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is a two-bank holding company operating the Royal Bank America and Royal Asian Bank brands throughout Pennsylvania, New Jersey and New York. Royal Bank America has played a lead role in the growth and development of our area for the past 40+ years. Royal Asian Bank enjoys a distinctive niche serving the financing and banking needs of the growing Asian-American population. More information on Royal Bancshares of Pennsylvania, our banks and subsidiaries is available at www.royalbankamerica.com.
Forward Looking Statements
The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report - Form 10-K for the year ended December 31, 2008.
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